                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
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         14a-6(e)(2))
    / /  Definitive Proxy Statement
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    /X/  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                               MCI COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                            WORLDCOM, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

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



FOR MEDIA:                                          FOR INVESTORS:
Josh Howell, (601) 360-8750                         Gary Brandt, (601) 360-8544
Steve Ingish, (402) 231-3423
Mark Weeks, 011-44-171-570-5700
Joele Frank, Abernathy/MacGregor, (212) 371-5999

FOR IMMEDIATE RELEASE

                WORLDCOM OFFERS $41.50 IN STOCK PER MCI SHARE

            TOTAL TRANSACTION VALUED AT APPROXIMATELY $30 BILLION

                  41% PREMIUM OVER CURRENT MCI STOCK PRICE

        ACCRETIVE TO WORLDCOM WITH SIGNIFICANT SYNERGIES ANTICIPATED

                        ACCELERATES LOCAL COMPETITION

  Jackson, Miss., October 1, 1997 -- WorldCom, Inc. (NASDAQ: WCOM) announced today that it will be commencing an exchange offer to acquire all of the outstanding shares of MCI Communications Corporation (NASDAQ: MCIC) for $41.50 of WorldCom common stock per MCI share. Following consummation of the exchange offer, WorldCom will effect a second-step merger with all remaining MCI stockholders receiving the same per share consideration. WorldCom's offer represents a 41% premium to MCI's closing stock price on September 30, 1997. The transaction is valued at approximately $30 billion -- a premium of $9 billion to the market's current valuation of the proposed acquisition of MCI by British Telecom. The transaction will be accounted for as a purchase and will be tax-free to MCI's stockholders.

  The transaction is expected to be accretive to WorldCom's earnings by as much as 22% in the first year after closing with synergies of approximately $2.5 billion in the first year, growing to approximately $5 billion in the fifth year. These synergies are anticipated to result from better utilization of the combined network and other operational savings. Because WorldCom has already established extensive domestic local network facilities, a WorldCom combination with MCI will achieve significantly higher synergies than possible in British Telecom's acquisition of MCI.

  WorldCom's combination with MCI will create one of the world's premier communications companies with over $30 billion in revenues. The combination will enhance WorldCom's position as a leading provider of one-stop-shopping communication services -- offering a full range of local, long distance, Internet and international services.

  The actual number of shares of WorldCom common stock to be exchanged for each MCI share in the exchange offer will be determined by dividing $41.50 by the 20-day average of the high and low sales prices for WorldCom common stock prior to the closing of the exchange offer, but will not be less than
1.0375 shares (if WorldCom's average stock price exceeds $40) or more than
1.2206 shares (if WorldCom's average stock price is less than $34).

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                                    - 2 -

  Mr. Bernard J. Ebbers, president and chief executive officer of WorldCom, said, "The financial benefits of this offer are compelling for the stockholders of both MCI and WorldCom. MCI's stockholders will immediately see the superior benefits of WorldCom's offer -- a higher premium, powerful synergies and ownership in the best performing telecommunications stock over the past decade. This is just one of the indisputable reasons why a merger with WorldCom is superior for MCI's stockholders. While MCI and British Telecom are both great companies, the fit between them just doesn't work without sufficient local network assets in place. Because WorldCom has those assets in place, far greater synergies are possible. It is clearly a superior fit and, as a result, a superior offer."

  In addition, WorldCom announced today a definitive agreement to acquire Brooks Fiber Properties, Inc. This acquisition significantly increases the number of WorldCom local facilities and further reinforces WorldCom's opportunity for synergies in the WorldCom-MCI combination.

  Commenting on the role that the merger of WorldCom and MCI might play in bringing the benefits of competition to U.S. customers, Mr. Ebbers continued, "This combination helps fulfill the intent of the Telecommunications Act by enhancing competition. Together, WorldCom and MCI will have the capital, marketing abilities and state-of-the-art network to compete more effectively against the incumbent carriers, domestically and abroad. WorldCom and MCI share similar legacies: pioneering the introduction of competition to the telecommunications marketplace and histories of innovation, agility and growth. Indeed, our two companies are the paradigm for the American entrepreneurial spirit -- we have both forged significant inroads into industries long dominated by giants, and have been among the first to offer consumers a choice of providers for local, long distance, data, and other services."

  Consummation of the WorldCom exchange offer will be conditioned on:
(1) receipt of Federal Communications Commission approval of a voting trust to be established by WorldCom and antitrust clearance of the transaction, (2) the MCI Rights Plan being inapplicable to the exchange offer, (3) MCI's stockholders having voted against the British Telecom-MCI acquisition agreement, (4) WorldCom's stockholders having approved (by a majority of those voting) the issuance of WorldCom common stock in the exchange offer, (5) a majority of MCI's shares having been tendered in the exchange offer and (6) other conditions substantially the same as those contained in the British Telecom-MCI acquisition agreement.

  Salomon Brothers Inc is acting as financial advisor to WorldCom. MacKenzie Partners, Inc. is the information agent for the exchange offer.

  A detailed description of the offer is included in a preliminary prospectus being filed with the Securities and Exchange Commission.

  Attached is a letter WorldCom sent today to MCI's Chairman:



                                  - more -
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                                    - 3 -
October 1, 1997

Mr. Bert C. Roberts, Jr.
Chairman and Chief Executive Officer
MCI Communications Corporation
1801 Pennsylvania Avenue, NW
Washington, DC 20006-3606

Dear Mr. Roberts:

  I am writing to inform you that this morning WorldCom is publicly announcing that it will be commencing an offer to acquire all the outstanding shares of MCI for $41.50 of WorldCom common stock per MCI share. The actual number of shares of WorldCom common stock to be exchanged for each MCI share in the exchange offer will be determined by dividing $41.50 by the 20-day average of the high and low sales prices for WorldCom common stock prior to the closing of the exchange offer, but will not be less than 1.0375 shares (if WorldCom's average stock price exceeds $40) or more than 1.2206 shares (if WorldCom's average stock price is less than $34).

  Our offer represents a 41% premium to MCI's closing stock price on September 30, 1997. The transaction is valued at approximately $30 billion -- a premium of $9 billion to the market's current valuation of the proposed acquisition of MCI by British Telecom. The transaction will be accounted for as a purchase and will be tax-free to MCI's stockholders.

  The transaction is expected to be accretive to WorldCom's earnings by as much as 22% in the first year after closing with synergies of approximately $2.5 billion in the first year, growing to approximately $5 billion in the fifth year. These synergies are anticipated to result from better utilization of the combined network and other operational savings. Because WorldCom has already established extensive domestic local network facilities, a WorldCom combination with MCI will achieve significantly higher synergies than possible in British Telecom's acquisition of MCI.

  WorldCom and MCI share similar legacies: pioneering the introduction of competition to the telecommunications marketplace and histories of innovation, agility and growth. Indeed, these two companies are the paradigm for the American entrepreneurial spirit -- we have both forged significant inroads into industries long dominated by giants, and have been among the first to offer consumers a choice of providers for local, long distance, data, and other services. Combined, we will accelerate competition -- especially in local markets -- by creating a company with the capital, marketing abilities and state-of-the-art networks to compete more effectively against the incumbent network carriers, domestically and abroad.

  Unlike British Telecom, WorldCom is already a seasoned competitor in the U.S. local market with an established presence in 52 local markets. WorldCom's local network both accelerates MCI's local strategy and results in significant savings for the combined company. WorldCom's announcement today of the Brooks Fiber Properties acquisition significantly increases the number of WorldCom local facilities and further reinforces WorldCom's opportunity for synergies in the WorldCom-MCI combination. Creating a stronger competitor in the local market helps fulfill the intent of the Telecommunications Act of 1996.
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                                    - 4 -

  Combining WorldCom's pan-European fiber network in 12 European cities with MCI's international operations will create a leading alternative provider of telecommunications services in key markets abroad. WorldCom and MCI will bring complementary skills to compete in rapidly deregulating global markets.

  MCI's stockholders will benefit from the opportunity to own an entrepreneurial telecommunications operator with a proven track record of shareholder value creation. MCI's stockholders will not only achieve a higher valuation today but will also be better positioned to realize higher returns in the future through ownership in the combined company. Historical returns realized by WorldCom's stockholders over the past decade have exceeded those realized by investors in all other U.S. telecommunications companies. Since the end of 1989, WorldCom has provided investors with a total compound annual return of 55.8% compared to 4.3% for MCI and 9.4% for British Telecom. Our proposal will result in MCI's stockholders owning approximately 45% of the combined company -- while under the proposed acquisition of MCI by British Telecom, your stockholders would only own approximately 25% of the combined company.

  WorldCom has a proven track record of successfully integrating acquisitions and has completed more than 40 transactions over the past five years. These transactions have been accomplished smoothly with minimal disruption to the employee base. As in our other significant business combinations, we expect that MCI's management would be an important part of the combined company and we would welcome members of MCI's Board to our Board.

  Our exchange offer can be closed promptly without the need for any consent from British Telecom. The roadmap to a timely completion of WorldCom's exchange offer includes the following:

  Establish Voting Trust. WorldCom will establish a voting trust, which we expect will be approved by the Federal Communications Commission
  (FCC) within a matter of weeks, that will permit the exchange offer to be consummated prior to receiving final approvals from the FCC and state Public Utility Commissions (PUCs). We are submitting the applicable FCC filings today and will file with all PUCs shortly.

  Obtain Antitrust Clearance. Clearances by the U.S. and other antitrust authorities are the only regulatory conditions to the exchange offer, other than FCC approval of a voting trust. We are filing with the U.S. antitrust authorities today and will be filing with other authorities shortly. We are confident that we will obtain clearance no later than the first quarter of 1998.

  Amend Rights Plan. We request that you amend your Rights Plan to permit MCI's stockholders to participate in the exchange offer. We know MCI has the ability to do this.

                                  - more -

  Solicit Stockholder Approvals. We will be filing materials with the Securities and Exchange Commission (SEC) promptly to solicit votes of MCI's stockholders against the proposed acquisition of MCI by British Telecom and to obtain the approval of WorldCom's stockholders for the issuance of WorldCom common stock in the exchange offer. To obtain the approval of WorldCom's stockholders, WorldCom needs to obtain only the favorable vote of a majority of the shares voting (which is the same stockholder vote that British Telecom is required to obtain). We are highly confident that our stockholders will approve this transaction.

  Model Other Offer Conditions to British Telecom's. We have structured the other conditions to our offer to be substantially the same as those contained in your agreement with British Telecom. In particular, we have not conditioned our offer on the absence of a material adverse change on MCI's results of operations or financial condition.

  We are confident that the WorldCom exchange offer can be completed no later than the first quarter of 1998. Since British Telecom's acquisition of MCI cannot be closed until the end of 1997, at the earliest, and because of the need for SEC clearance and stockholders meetings, our exchange offer can close on essentially the same timetable as the proposed acquisition by British Telecom. We will consummate a second-step merger between MCI and a subsidiary of WorldCom at the same per share consideration as that provided for in the WorldCom exchange offer as soon as possible following consummation of the exchange offer. This merger could be completed without British Telecom's consent on October 1, 1998, when British Telecom's class vote expires.

  As you are aware, if MCI's stockholders reject the British Telecom acquisition, your agreement with British Telecom permits you to avoid paying British Telecom a $450 million termination fee even if there is a subsequent transaction with WorldCom. Even though our offer and merger can close without British Telecom's consent, as outlined above, we believe it is in the best interests of all parties to come to a three-way negotiated agreement providing for the merger of WorldCom and MCI. We believe that a negotiated merger transaction (as opposed to our exchange offer) could be structured to be accounted for as a pooling-of-interests, which would be even more beneficial to the stockholders of MCI, British Telecom and WorldCom than the purchase transaction proposed.

  You should understand that in connection with any negotiated transaction, we would enter into a merger agreement with terms substantially similar to the existing British Telecom-MCI acquisition agreement, including no material adverse change condition and payment of a $750 million termination fee if WorldCom's stockholders fail to approve the WorldCom-MCI merger.

                                  - more -

  We believe that our proposed transaction is in the best interests of the stockholders of MCI. MCI's stockholders would receive a substantial premium and significantly more upside potential in a combination with WorldCom. We look forward to meeting with you and would welcome the opportunity to present our offer directly to you and your Board.

Sincerely,


/s/ [Bernard J. Ebbers]
Mr. Bernard J. Ebbers
President and Chief Executive Officer
WorldCom, Inc.

cc: MCI Board of Directors

WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depository shares of WorldCom trade on the NASDAQ National Market (US) under the symbols WCOM and WCOMP, respectively.

                                    # # #

Information contained in this release with respect to the expected financial impact of the proposed transaction is forward-looking. These statements represent the company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include, but are not limited to, material adverse changes in economic and competitive conditions in the markets served by the companies, material adverse changes in the business and financial condition of either or both companies and their respective customers, uncertainties concerning technological changes and future product performance, and substantial delay in the expected closing of the transaction.

                    SATELLITE UPLINK FOR WORLDCOM B-ROLL:

Wednesday, October 1, 1997
09:00 -09:30 AM EDT
C-Band Galaxy 6; Transponder 17
Downlink frequency: 4040

Wednesday, October 1, 1997
12:30 - 1:00 PM EDT
C-Band Telstar 5; Transponder 15
Downlink frequency: 4000

If you have any technical questions or problems with the satellite feed for WorldCom B-Roll, please call Bret Curran at (212) 627-5622.